 Exhibit 99.1

VistaGen Therapeutics Announces Appointment of Maggie FitzPatrick to its Board of Directors

Ms. FitzPatrick, an internationally recognized corporate affairs executive, brings extensive healthcare consumer engagement, marketing and public relations expertise to the Company’s Board

SOUTH SAN FRANCISCO, Calif. – July 22, 2021 – VistaGen Therapeutics, Inc. (NASDAQ: VTGN), a biopharmaceutical company committed to developing a new generation of medicines with the potential to go beyond the current standard of care for anxiety, depression and other central nervous system (“CNS”) disorders, today announced the appointment of Maggie FitzPatrick to its Board of Directors (“Board”), replacing Dr. Brian J. Underdown who recently retired from the Board.

“Maggie is a highly-regarded public affairs strategist with extensive experience developing and executing multiple high impact customer-focused marketing communications initiatives for some of the world’s largest and most successful companies, including Johnson & Johnson and Cigna,” said Shawn Singh, Chief Executive Officer of VistaGen. “Her expertise in positioning companies and products through public relations, marketing and digital media campaigns will be valuable both before and after commercial launch of our product candidates. We are excited to have Maggie on our Board as we continue to progress through key stages of our corporate growth with a steadfast commitment to improving mental health and well-being for individuals all around the world.”

Ms. FitzPatrick is a globally recognized corporate affairs executive who has been honored with several prestigious awards, including the Washington Business Journal’s C-Suite Executive of the Year Class (2019), PR Week’s Top 50 Most Powerful People in PR (2015) and PR Week’s Hall of Femme (2019). Recently, she served as a member of the Exelon Corporation executive committee. At Exelon, she led communications, customer engagement, digital and crisis reputation management and philanthropy for the Fortune 100 Company. Prior to Exelon, Maggie served as Global Chief Communications Officer and led public affairs at Johnson & Johnson, the world's largest and most broadly-based healthcare company. She directed a global team of more than 425 professionals and oversaw the modernization and transformation of Johnson & Johnson's global public affairs, reputation management and digital content programs. She and her team implemented a customer-focused strategy to strengthen engagement initiatives across the company’s 265 operating companies, across sixty countries. Prior to Johnson & Johnson, Maggie served as Global Chief Communication Officer and President of the Foundation at Cigna, where she led a corporate re-branding effort and directed marketing communications for the company’s global expansion. Previous to that, Maggie was Executive Vice President at APCO Worldwide, a global public affairs and strategic communications consultancy. In this role she counseled executives on major global reputation efforts for notable industry leaders such as eBay and United Airlines, among others. Maggie also serves on the board of the Southeast Tennis and Learning Center in Washington, D.C. In 2020, she was appointed by DC Mayor Muriel Bowser to serve as a Commissioner on the DC Commission on the Arts and Humanities.

Ms. FitzPatrick holds a B.A. in English and Policy Studies from Syracuse University, and an M.A. in Public Policy from The George Washington University. In 2018, she completed the Harvard Business School program for corporate directors.

Jon S. Saxe, Chairman of the Board, added, “On behalf of the Company and its stockholders, I would like to extend a heartfelt thank you to Dr. Underdown for his long service to our Board and for his contributions in helping grow the company. We wish him the very best in his retirement and all of his future endeavors. I would also like to welcome Maggie to the VistaGen Board.”

About VistaGen
VistaGen Therapeutics is a biopharmaceutical company committed to developing and commercializing innovative medicines with the potential to go beyond the current standard of care for anxiety, depression, and other CNS disorders. Each of VistaGen's three drug candidates has a differentiated potential mechanism of action, has been well-tolerated in all clinical studies to date, and has therapeutic potential in multiple CNS markets. For more information, please visit www.VistaGen.com and connect with VistaGen on Twitter, LinkedIn, and Facebook.

Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve known and unknown risks that are difficult to predict and include all matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “project,” “outlook,” “strategy,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “strive,” “goal,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Our actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference are fully discussed in the section entitled "Risk Factors" in our most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2021, as well as discussions of potential risks, uncertainties, and other important factors in our other filings with the U.S. Securities and Exchange Commission (SEC). Our SEC filings are available on the SEC’s website at www.sec.gov. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements, other than as may be required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

###

VistaGen Company Contacts
Media:
Mark McPartland
Phone: (650) 577-3606
Email: IR@vistagen.com

Investors:
Mark Flather
Phone: (650) 577-3617
Email: mflather@vistagen.com